Exhibit 99.1

January 15, 2021

Dear Rick and Fellow Directors:

It is with a heavy heart that I hereby tender my resignation, effective at 5:00 p.m. Mountain time today.

My extended family has been shareholders of Altabancorp and its predecessors for over 50 years. Current family shareholders are second, third and fourth generation members of my extended family. Much of their ownership has come through inheritance from my late father, who made his initial investment in 1952 and who was a staunch supporter of the Bank’s predecessor until his death in 2007. As such, many of the family members have long valued their ownership as a stewardship to continue to provide accommodative, friendly banking services to our communities and gainful, caring employment for residents of these communities.

Prior to the Bank’s public offering the board of directors sponsored an educational program for these family shareholders to acquaint them with the workings of the Bank. Through a one-year course which was offered for several years, second and third generation shareholders were able to attend portions of board meetings, board committee meetings and some management committee meetings. This activity provided an education which helped attendees become more informed shareholders. The Utah State regulators were aware of this practice and, so far as I am aware, they generally viewed these efforts favorably.

The public offering in 2015 precluded the continuation of these formal educational courses. Seeking to remain informed shareholders, many members of my extended family continued to educate themselves in banking, monitor the Bank’s performance from publicly available information, and inform themselves so as to vote effectively at annual shareholder meetings. This ongoing interest evolved into informal, educational banking discussions led, in part, by a family member and former Bank director, who had stepped down from the board of directors to serve a volunteer mission for his church. As an outgrowth of these efforts, various members of my extended family occasionally sought to meet with management to remain informed and involved individual shareholders. I believe they have made every effort to remain engaged and well-informed.

As the family members sought to continue those discussions, the Chairman advised them to file a beneficial ownership report on Schedule 13D with the SEC to ensure compliance with securities laws in connection with their requests for discussion. Based in part on the Chairman’s recommendation, my extended family prepared a shareholder agreement, a fact they discussed with directors on more than one occasion before it was finalized. That agreement ultimately was delivered and became effective upon the filing of our initial Schedule 13D in June 2020. The purpose of the shareholder agreement was to facilitate communications among family members, on the one hand, and between the family representatives and the board, on the other, while also promoting compliance with federal securities laws and federal and state banking regulations. I was aware of no objection to this agreement from management or the board until we publicly filed the Schedule 13D in June 2020.

The focus of the family’s discussions in recent months has been to encourage the board and management to attend to the principles upon which the Bank was founded and that underpinned its success for more than 100 years. I am personally supportive of those goals, and although I have not participated in the family group’s decision-making process, the board’s recent tenor toward my family and disregard for its concerns reflects a substantial departure from my family’s goals as I understand them. For these reasons, and because of the facts set forth in the Schedule 13D amendment filed yesterday by my family, I believe the board and my family are on divergent paths concerning the future of the organization. Accordingly, I believe my support for my family’s objectives precludes my continued service on the board of directors.

Sincerely,

/s/ Paul Gunther

Paul Gunther